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                              TEJAS GAS CORPORATION

                            DIRECTOR STOCK AWARD PLAN


1.   PURPOSE

     The purpose of this Director Stock Award Plan (the "Plan") of Tejas Gas Corporation (the "Company") is to promote ownership in the Company by outside directors of the Company whose services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue to serve as directors of the Company. The Plan is also intended to assist the Company through utilization of the benefit provided by the Plan to attract and retain experienced and qualified candidates to fill vacancies in the Board of Directors (the "Board") which may occur from time to time. All awards under this Plan, from and after July 19, 1996, are subject to approval of the Plan by the affirmative votes of the holders of a majority of the outstanding shares of the Company's Common Stock, present or represented and entitled to vote at a meeting of the Company's stockholders; provided that, if such approval is not obtained at or prior to the 1996 annual meeting of the Company's stockholders, this Plan shall terminate and cease to be of any further force or effect.

2.   PARTICIPATION IN THE PLAN

     The Directors of the Company who are not employees of the Company or any affiliate of the Company, including, without limitation, the Chairman of the Board ("Eligible Directors"), shall be eligible to participate in the Plan; provided that the recipient of an award must be serving as an Eligible Director on the date the award is granted.

3.   STOCK SUBJECT TO THE PLAN

     The stock subject to the Plan initially shall consist of 30,000 shares of authorized and unissued Common Stock, par value $0.25 per share, of the Company ("Common Stock").

4.   STOCK AWARDS

     On July 19, 1996, and on each subsequent July 19 during the term of this Plan (the "Award Date"), each Eligible Director shall be awarded a number of shares of Common Stock equal to (i) $10,000, divided by (ii) the Fair Market Value of the Common Stock on such Award Date, with cash in lieu of fractional shares. For purposes of this Plan, the "Fair Market Value" of a share on a particular date shall be deemed to be, (i) if the Common Stock is listed on a national securities exchange, the closing selling price per share of the Common Stock on any such national securities exchange on that date, as reported in THE WALL STREET JOURNAL or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported, or
(ii) if the Common Stock is not so listed, the closing selling price (or, if not


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so reported,  the mean  between the closing bid and asked  prices) on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or, if not reported by NASDAQ, by the National Quotation Bureau, Inc. A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value on the Award Date.

     In addition to the number of shares of Common Stock automatically awarded pursuant to the immediately preceding paragraph, the Board, in its discretion, may permit Eligible Directors to make an annual election to receive, in lieu of all or any portion of the annual retainer fee such Eligible Director would otherwise be entitled to receive, a number of shares of Common Stock equal to
(i) the dollar amount of fees the Eligible Director elects to forego for the year in exchange for shares of Common Stock, divided by (ii) the Fair Market Value of the Common Stock on the date the annual retainer fee is payable. Each annual election made by an Eligible Director pursuant to this paragraph (i) shall take the form of a written document signed by such Eligible Director and filed with the Secretary of the Company, (ii) shall designate the dollar amount of the fees the Eligible Director elects to forego in exchange for shares of Common Stock, and (iii) to the extent required in order for the award of shares of Common Stock to be exempt under Rule 16b-3, shall be irrevocable and shall be made at least six months prior to the date on which such award is to be effective. A stock certificate evidencing such shares shall be issued by the Company to the Eligible Director as soon as practicable after determination of the Fair Market Value for the date the quarterly installment of the annual retainer fee is payable.

5.   ASSIGNMENT

     The rights and benefits of an Eligible Director under this Plan may not be assigned and any attempted assignment of such rights and benefits shall be null and void.

6.   LIMITATION OF RIGHTS

          A. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an award nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation.

          B. STOCKHOLDER'S RIGHTS. An Eligible Director shall have no rights as a stockholder until the date of the issuance to the Eligible Director of a stock certificate for the Common Stock awarded under the terms of the Plan, and no adjustment will be made for dividends or other rights for which the record date is prior to the date of such issuance.


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7.   CHANGES IN PRESENT STOCK

          A. CORPORATE ACTS. The existence of this Plan shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with, or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

          B. ADJUSTMENTS. In the event of any subdivision or consolidation of outstanding shares of Common Stock or declaration of a dividend payable in shares of Common Stock or capital reorganization or reclassification or other transaction involving an increase or reduction in the number of outstanding shares of Common Stock, the Board shall adjust proportionally (i) the number of shares of Common Stock reserved under this Plan and (ii) the number of shares subject to future awards of Common Stock. In the event of any consolidation or merger of the Company with another corporation or entity or the adoption by the Company of a plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Board shall make such adjustments as it may deem equitable, including adjustments to avoid fractional shares, to give proper effect to such event; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the Eligible Directors.

8.   EFFECTIVE DATE AND DURATION OF THE PLAN

     The Plan shall take effect upon approval by the stockholders of the Company at the 1996 annual meeting of stockholders. The Plan shall terminate when all Common Stock subject to the Plan is awarded (unless earlier discontinued by the Board). If, on a date on which Common Stock would normally be awarded, there is not a sufficient number of shares available to grant each person otherwise eligible to receive an award on that date the full number of shares to which he or she would normally be entitled, shares shall be prorated among Eligible Directors according to the number of shares available on such date of grant. Such Eligible Directors shall be deemed to have received the full amount due to them on such date of grant; provided, however that the balance of any annual retainer fee shall be paid in cash.


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9.   AMENDMENT OF THE PLAN

     The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever, including, without limitation, to increase the number of shares of Common Stock authorized under the Plan; provided, however, that (a) after approval of the Plan by Company stockholders, no amendment or alteration shall be effective prior to approval by the Company's stockholders of such amendment or alteration to the extent such approval is then required pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order to preserve the applicability of any exemption provided by such rule to awards of Common Stock under this Plan (unless the Eligible Director consents) or to the extent stockholder approval is otherwise required by applicable legal requirements, and (b) the Plan shall not be amended more than once every six months to the extent such limitation is then required pursuant to Rule 16b-3 in order to preserve the applicability of any exemption provided by such rule (or any successor provision under the Exchange Act) to awards of Common Stock under this Plan.

10.  REQUIREMENTS OF LAW

     The issuance of shares of Common Stock under this Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

11.  GOVERNING LAW

     This Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware and construed accordingly.

          IN WITNESS WHEREOF, this Plan was adopted by the Board on October 5, 1995, to be effective upon approval of the stockholders of the Company.


                                   TEJAS GAS CORPORATION


                                        /s/  JAMES W. WHALEN
                                   -----------------------------------
                                   By:       James W. Whalen
                                   Title:    Executive Vice President



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